EXHIBIT 21

MATERIAL SUBSIDIARIES OF THE REGISTRANT

Name	Country	% Ownership
Advanced Enterprise Solutions, Inc.	U.S.A. (Delaware)	100%
Knowledge Revolution	U.S.A. (California)	100%
MSC International Company	U.S.A. (California)	100%
Tyra Technologies, Inc.	U.S.A. (California)	100%
MSC.Flyer, LLC	U.S.A. (Delaware)	100%
MSC.Software Australia Pty Ltd.	Australia	100%
MSC.Software Asia Pty Ltd.	Australia	100%
MSC Brasil Software e Engenharia Ltda.	Brazil	100%
MSC.Software Ltd.	Canada	100%
MSC.Software s.r.o.	Czech Republic	100%
MSC.Software SARL	France	100%
MSC.Software GmbH	Germany	100%
MSC.Software China (Hong Kong) Limited	Hong Kong	100%
MSC.Software S.r.l.	Italy	100%
MSC.Software Corporation India Private Limited	India	100%
Estech Corporation	Japan	100%
MSC.Software Ltd.	Japan	100%
MSC.Software Korea Corporation	Korea	100%
Compumod Sdn. Bhd.	Malaysia	100%
MSC.Software Benelux B.V.	Netherlands	100%
MSC.Software AS	Norway	100%
MSC.Software Sp. zo.o	Poland	100%
MSC.Software (Singapore) Pte. Ltd.	Singapore	100%
MSC.Software Simulating Reality, S.A.	Spain	100%
MSC.Software Sweden A.B.	Sweden	100%
MSC.Software Limited	United Kingdom	100%